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                                                          Exhibit 23


                               ARTHUR
                              ANDERSEN


              Consent of Independent Public Accountants
              -----------------------------------------

We agree to the inclusion in this Form 10-K of our report, dated March 21, 1997, on our audit of the financial statements of the Federal Deposit Insurance Corporation's Bank Insurance Fund. It should be noted that we have performed no audit procedures subsequent to March 21, 1997, the date of our report. Furthermore, we have not audited any financial statements of the Bank Insurance Fund as of any date or for any period subsequent to December 31, 1996.


                                                 /s/ Arthur Andersen LLP

March 31, 1997